Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Jayud Global Logistics Limited on Form F-3 [FILE NO.333-280010] of our report dated April 22, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Jayud Global Logistics Limited as of December 31, 2023 and 2024 and for the years ended December 31, 2022, 2023 and 2024 appearing in the Annual Report on Form 20-F of Jayud Global Logistics Limited for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, New York
April 22, 2025